Exhibit 99.1

TIME WARNER INC. REPORTS SECOND-QUARTER 2017 RESULTS

Second-Quarter Highlights

•	Revenues increased 5% to $7.3 billion

•	Turner and Home Box Office grew Subscription revenues 13% and 8%, respectively

•	Operating Income and Adjusted Operating Income totaled $1.7 billion and $1.8 billion, respectively

•	EPS grew 12% to $1.34 and Adjusted EPS grew 3% to $1.33

•	Cash Provided by Operations from Continuing Operations and Free Cash Flow totaled $2.5 billion and $2.3 billion, respectively, in the first half of 2017, up 25% and 22%, respectively

NEW YORK, August 2, 2017 – Time Warner Inc. (NYSE:TWX) today reported financial results for its second quarter ended June 30, 2017.

Chairman and Chief Executive Officer Jeff Bewkes said: “We’re very pleased with our first-half results, which keep us on track to achieve our objectives for the year. Our performance is a result of the continued successful execution of our strategic objectives – with the strong Subscription revenue growth at Home Box Office and Turner a great example of this – along with the investments we’re making in our brands and high-quality video content. Warner Bros. is home to the biggest cinematic hit of the summer so far with Wonder Woman, which has grossed approximately $800 million at the global box office to date, and dazzled audiences again last month with the critically acclaimed Dunkirk. Heading into the 2017-2018 television season, Warner Bros. is the leading supplier of primetime series to the broadcast networks for the ninth straight season. In ad-supported cable, Turner was once again home to three of the top five networks among adults 18-49 in primetime, with TNT and TBS leading the way in the #1 and #2 spots. CNN also continued to distinguish itself, posting its most-watched second quarter ever. And last month, Game of Thrones returned to HBO, with the most-watched season premiere episode ever on HBO.”

Mr. Bewkes continued: “The creative excellence across the company was also on display as Time Warner garnered more than 150 Primetime Emmy nominations. HBO once again received more nominations than any other network, and HBO’s Westworld, which is produced by Warner Bros., received the most nominations of any show. These results and accolades reflect strong execution and the investments we’ve been making, both in the best content and in ensuring that we deliver our content across platforms to offer engaging experiences for our audiences. Accelerating our pace of innovation and being able to connect more directly with consumers are among the exciting reasons for our proposed merger with AT&T, which remains on track to close before year end, pending regulatory review and consents.”

Company Results

Revenues grew 5% to $7.3 billion due to increases at all operating divisions, partially offset by higher intersegment eliminations. Operating Income decreased 8% to $1.7 billion due to declines at Warner Bros. and Turner and higher corporate expenses, partially offset by an increase at Home Box Office. Adjusted Operating Income was essentially flat at $1.8 billion with growth at Home Box Office and Warner Bros. offset primarily by a decline at Turner.

The Company posted Diluted Income per Common Share from Continuing Operations (“EPS”) of $1.34, up 12% compared to $1.20 for the prior year quarter. Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) was $1.33, up 3% from $1.29 for the prior year quarter.

For the first six months of 2017, Cash Provided by Operations from Continuing Operations reached $2.5 billion and Free Cash Flow totaled $2.3 billion, increasing 25% and 22%, respectively, compared to the first six months of 2016. The growth was due to a decline in the use of cash in working capital related to the positive impact to accounts receivable at Warner Bros. from the strong performance of the Warner Bros. theatrical and home entertainment slates in the fourth quarter of 2016 and the timing of production spend, partially offset by the comparison to last year’s benefit from the financing transaction with Central European Media Enterprises Ltd.

Merger Update

The Company continues to expect its pending merger with AT&T to close before yearend 2017.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three and six months ended June 30, by line of business (millions).

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues:
Turner	$3,102	$3,010	$6,190	$ 5,916
Home Box Office	1,476	1,467	3,044	2,973
Warner Bros.	2,988	2,658	6,353	5,767
Intersegment eliminations	(236)	(183)	(522)	(396)

Total Revenues	$7,330	$6,952	$15,065	$ 14,260

Operating Income (Loss) (a):
Turner	$1,050	$1,130	$2,220	$ 2,369
Home Box Office	531	481	1,114	958
Warner Bros.	223	308	711	732
Corporate	(128)	(95)	(242)	(235)
Intersegment eliminations	16	22	(35)	18

Total Operating Income	$1,692	$1,846	$3,768	$ 3,842

Adjusted Operating Income (Loss) (a):
Turner	$1,030	$1,133	$2,217	$ 2,372
Home Box Office	546	481	1,141	967
Warner Bros.	261	217	771	643
Corporate	(98)	(93)	(186)	(228)
Intersegment eliminations	16	22	(35)	18

Total Adjusted Operating Income	$1,755	$1,760	$3,908	$ 3,772

Depreciation and Amortization:
Turner	$56	$53	$110	$ 104
Home Box Office	23	23	46	45
Warner Bros.	83	87	164	175
Corporate	7	6	14	12

Total Depreciation and Amortization	$169	$169	$334	$ 336

(a)	Operating Income (Loss) and Adjusted Operating Income (Loss) for the three and six months ended June 30, 2017 and 2016 included restructuring and severance costs of (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Turner	$(5)	$(6)	$(7)	$ (7)
Home Box Office	(3)	(37)	(5)	(41)
Warner Bros.	—	(4)	(9)	(5)
Corporate	—	(1)	1	—

Total Restructuring and Severance Costs	$(8)	$(48)	$(20)	$ (53)

Presented below is a discussion of the performance of Time Warner’s segments for the second quarter of 2017. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues increased 3% ($92 million) to $3.1 billion, due to increases of 13% ($187 million) in Subscription revenues, partially offset by declines of 6% ($80 million) in Advertising revenues and 8% ($15 million) in Content and other revenues. Subscription revenues benefited from higher domestic rates and growth at Turner’s international networks, partially offset by lower domestic subscribers. The decline in Advertising revenues was due to the comparison to Turner’s networks airing the NCAA Division I Men’s Basketball National Championship and Final Four games in the prior year quarter, the airing of two fewer NBA playoff games in this year’s quarter, and lower delivery at Turner’s domestic entertainment networks, partially offset by increases at Turner’s news businesses and growth at Turner’s international networks. The negative impact on Advertising revenues from not airing the NCAA Division I Men’s Basketball National Championship and Final Four games and airing fewer NBA playoff games was approximately 8%.

Operating Income decreased 7% ($80 million) to $1.1 billion. The growth in revenues was more than offset by higher expenses, mainly due to increased programming costs. Programming expenses grew 12% due to higher costs related to the first year of Turner’s new agreement with the NBA, partly offset by the lower costs associated with Turner’s networks not airing the 2017 NCAA Division I Men’s Basketball National Championship and Final Four games.

Adjusted Operating Income decreased 9% ($103 million) to $1.0 billion.

During the second quarter of 2017: Turner had three of the top five ad-supported cable networks in primetime among adults 18-49 with TNT, TBS and Adult Swim ranking #1, #2, and #5, respectively; Adult Swim was the #1 ad-supported cable network in total day among adults 18-34; and CNN had its most-watched second quarter ever. In July, Turner received 21 Primetime Emmy nominations, including seven nominations for Full Frontal with Samantha Bee and five for Anthony Bourdain: Parts Unknown. In the second quarter, CNN was the leading digital news destination for multiplatform unique visitors and video starts for the sixth and ninth consecutive quarter, respectively.

HOME BOX OFFICE

Revenues increased 1% ($9 million) to $1.5 billion, due to an increase of 8% ($104 million) in Subscription revenues, partially offset by a decline of 44% ($95 million) in Content and other revenues. Subscription revenues increased due to higher domestic rates and subscribers and international growth. Content and other revenues declined due to lower home entertainment and international licensing revenues.

Operating Income increased 10% ($50 million) to $531 million, reflecting growth in revenues and lower expenses, including declines in restructuring and severance, programming and distribution costs. Programming costs decreased 3% due to lower original programming expenses, including lower programming charges and the timing of original series. This was partially offset by a reduction in amortization recognized in the prior year quarter due to the change in the estimate of the utilization period of original programming related to the prior year’s first quarter.

Adjusted Operating Income increased 14% ($65 million) to $546 million.

In July, HBO received 111 Primetime Emmy nominations, the most of any network for the 17th straight year, and Westworld received 22 nominations, the most of any show, including for Outstanding Drama Series. HBO’s nominations also included Outstanding Comedy Series for Silicon Valley and Veep, and Outstanding Limited Series for Big Little Lies and The Night Of. Through the first two weeks, the premiere of the seventh season of Game of Thrones has totaled 26 million viewers across all platforms, and is the most-watched season premiere episode of any HBO original series ever. Opening night viewership for the season premieres of Ballers and Insecure increased 41% and 45%, respectively, compared to their premieres last season. HBO and Cinemax recently launched on Hulu’s live and on-demand platforms.

WARNER BROS.

Revenues increased 12% ($330 million) to $3.0 billion due to higher theatrical and videogames revenues, partially offset by lower television revenues. The increase in theatrical revenues was mainly due to the box office release of Wonder Woman, and higher home entertainment revenues primarily related to the release of The LEGO Batman Movie and carryover from Fantastic Beasts and Where to Find Them. Videogames revenues benefited from a higher number and favorable mix of releases in the current year period, including Injustice 2. Television revenues declined primarily due to lower initial telecast revenues.

Operating Income decreased 28% ($85 million) to $223 million, as the growth in revenues was partially offset by higher associated film costs and print and advertising expenses primarily associated with the mix and number of film and games releases. Operating Income in last year’s quarter also included a gain on the sale of Flixster.

Adjusted Operating Income increased 20% ($44 million) to $261 million. Adjusted Operating Income in last year’s quarter excluded the gain on the sale of Flixster.

Through July 31, Wonder Woman grossed approximately $800 million at the worldwide box office and is the highest-grossing live-action film by a female director ever, the third-highest Warner Bros. movie ever at the domestic box office, grossing approximately $400 million, and the second-highest grossing movie of 2017 to date domestically. Warner Bros. received 50 Primetime Emmy nominations, its most in over a decade. Heading into the 2017-2018 television season, Warner Bros. is once again the #1 producer of primetime shows for the broadcast networks, a position it has held for 9 consecutive seasons and 14 of the last 15 seasons, with 34 series on broadcast networks, the most in Warner Bros.’ history. In total, Warner Bros. will produce over 65 series for the upcoming season across all networks and services. Warner Bros. and DC Entertainment’s Injustice 2 was the highest-grossing console game in the second quarter of 2017.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Second-Quarter Results

For the three months ended June 30, 2017, the Company had Income from Continuing Operations attributable to Time Warner Inc. shareholders of $1.1 billion and EPS of $1.34. This compares to Income from Continuing Operations attributable to Time Warner Inc. shareholders for the second quarter of 2016 of $1.0 billion and EPS of $1.20. EPS benefited from the comparison to losses related to debt financing transactions at one of the Company’s equity investees in last year’s quarter and fair value gains on investments, partially offset by the decline in Operating Income.

Adjusted EPS was $1.33 for the three months ended June 30, 2017, compared to $1.29 for last year’s second quarter. The increase in Adjusted EPS primarily reflects lower interest expense.

For the second quarters of 2017 and 2016, the Company had Net Income attributable to Time Warner Inc. shareholders of $1.1 billion and $1.0 billion, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency loss during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Beginning with periods ending on or after October 1, 2016, Adjusted Operating Income (Loss) is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency loss during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency loss during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Beginning with periods ending on or after October 1, 2016, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc.

(including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency loss during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

For periods ending on or before December 31, 2016, Free Cash Flow has been defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any.

On January 1, 2017, the Company adopted, on a prospective basis, new accounting guidance that requires excess tax benefits from equity instruments to be classified as a cash flow from operating activities in the Consolidated Statement of Cash Flows. Previously, excess tax benefits from equity instruments were classified as a cash flow from financing activities and amounts related to such excess tax benefits were added in the calculation of Free Cash Flow. Because of the Company’s adoption of the new accounting guidance, such adjustment is no longer necessary. Therefore, beginning with periods ending on or after January 1, 2017, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, and contingent consideration payments made in connection with acquisitions, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments, dividends and share repurchases. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses, including the pending merger with AT&T Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE

Time Warner Inc. issued a separate release today regarding its 2017 full-year business outlook.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Jessica Holscott (212) 484-6720
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and equivalents	$1,705	$ 1,539
Receivables, less allowances of $761 and $981	8,655	8,699
Inventories	2,042	2,062
Prepaid expenses and other current assets	1,002	1,185

Total current assets	13,404	13,485
Noncurrent inventories and theatrical film and television production costs	7,735	7,916
Investments, including available-for-sale securities	3,642	3,337
Property, plant and equipment, net	2,464	2,510
Intangible assets subject to amortization, net	692	783
Intangible assets not subject to amortization	7,005	7,005
Goodwill	27,757	27,752
Other assets	3,397	3,178

Total assets	$66,096	$ 65,966

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,031	$ 7,192
Deferred revenue	653	564
Debt due within one year	1,155	1,947

Total current liabilities	8,839	9,703
Long-term debt	21,843	22,392
Deferred income taxes	2,596	2,678
Deferred revenue	502	486
Other noncurrent liabilities	6,297	6,341
Redeemable noncontrolling interest	30	29
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 777 million and 772 million shares outstanding	17	17
Additional paid-in capital	145,670	146,780
Treasury stock, at cost (875 million and 880 million shares)	(47,224)	(47,497)
Accumulated other comprehensive loss, net	(1,507)	(1,510)
Accumulated deficit	(70,969)	(73,455)

Total Time Warner Inc. shareholders’ equity	25,987	24,335
Noncontrolling interest	2	2

Total equity	25,989	24,337

Total liabilities and equity	$66,096	$ 65,966

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$7,330	$6,952	$15,065	$ 14,260
Costs of revenues	(4,205)	(3,840)	(8,538)	(7,845)
Selling, general and administrative	(1,427)	(1,258)	(2,702)	(2,509)
Amortization of intangible assets	(46)	(47)	(91)	(95)
Restructuring and severance costs	(8)	(48)	(20)	(53)
Asset impairments	(1)	(2)	(2)	(5)
Gain on operating assets, net	49	89	56	89

Operating income	1,692	1,846	3,768	3,842
Interest expense, net	(249)	(292)	(508)	(576)
Other income (loss), net	71	(131)	147	(171)

Income from continuing operations before income taxes	1,514	1,423	3,407	3,095
Income tax provision	(452)	(472)	(922)	(970)

Income from continuing operations	1,062	951	2,485	2,125
Discontinued operations, net of tax	—	—	—	40

Net income	1,062	951	2,485	2,165
Less Net loss attributable to noncontrolling interests	—	1	1	1

Net income attributable to Time Warner Inc. shareholders	$1,062	$952	$2,486	$ 2,166

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,062	$952	$2,486	$ 2,126
Discontinued operations, net of tax	—	—	—	40

Net income	$1,062	$952	$2,486	$ 2,166

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.37	$1.21	$3.20	$ 2.69
Discontinued operations	—	—	—	0.05

Basic net income per common share	$1.37	$1.21	$3.20	$ 2.74

Average basic common shares outstanding	775.8	784.5	774.7	787.6

Diluted income per common share from continuing operations	$1.34	$1.20	$3.15	$ 2.66
Discontinued operations	—	—	—	0.05

Diluted net income per common share	$1.34	$1.20	$3.15	$ 2.71

Average diluted common shares outstanding	790.0	795.4	789.7	798.8

Cash dividends declared per share of common stock	$0.8050	$0.4025	$1.2075	$ 0.8050

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months Ended June 30,

(Unaudited; millions)

	2017	2016
OPERATIONS
Net income	$2,485	$ 2,165
Less Discontinued operations, net of tax	—	(40)

Net income from continuing operations	2,485	2,125
Adjustments for noncash and nonoperating items:
Depreciation and amortization	334	336
Amortization of film and television costs	4,555	4,158
Asset impairments	2	5
Gain on investments and other assets, net	(311)	(30)
Equity in losses of investee companies, net of cash distributions	115	223
Equity-based compensation	123	156
Deferred income taxes	(23)	249
Changes in operating assets and liabilities, net of acquisitions	(4,819)	(5,249)

Cash provided by operations from continuing operations	2,461	1,973
Cash used by operations from discontinued operations	(8)	(7)

Cash provided by operations	2,453	1,966

INVESTING ACTIVITIES
Investments in available-for-sale securities	—	(7)
Investments and acquisitions, net of cash acquired	(360)	(286)
Capital expenditures	(202)	(162)
Other investment proceeds	336	241

Cash used by investing activities	(226)	(214)

FINANCING ACTIVITIES
Borrowings	—	942
Debt repayments	(1,396)	(304)
Proceeds from exercise of stock options	100	81
Excess tax benefit from equity instruments	—	40
Principal payments on capital leases	(11)	(7)
Repurchases of common stock	—	(1,407)
Dividends paid	(632)	(640)
Other financing activities	(122)	(116)

Cash used by financing activities	(2,061)	(1,411)

INCREASE IN CASH AND EQUIVALENTS	166	341
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,539	2,155

CASH AND EQUIVALENTS AT END OF PERIOD	$1,705	$ 2,496

See accompanying notes.

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services and a service that delivers video content to consumers over the internet (“OTT service”) domestically and premium pay, basic tier television and OTT services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

On October 22, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AT&T Inc. (“AT&T”), West Merger Sub, Inc., and West Merger Sub II, LLC, pursuant to which the Company will be acquired by AT&T for a combination of $53.75 and shares of AT&T stock. At the time of entry into the Merger Agreement, the value of the merger consideration was $107.50 per share of Time Warner common stock and the value will vary, subject to a collar, prior to the closing of the transaction. Time Warner shareholders adopted the Merger Agreement at a special meeting of shareholders held on February 15, 2017. The merger is conditioned on the receipt of certain antitrust and other required regulatory consents. The merger is expected to close before year-end 2017.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Intersegment Revenues
Turner	$29	$34	$50	$ 54
Home Box Office	3	2	5	5
Warner Bros.	204	147	467	337

Total intersegment revenues	$236	$183	$522	$ 396

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Home video and electronic delivery of theatrical product revenues	$343	$221	$711	$ 542
Home video and electronic delivery of television product revenues	78	85	165	179

Note 4. SUMMARY OF DISCONTINUED OPERATIONS

For the six months ended June 30, 2016, Discontinued operations, net of tax was income of $40 million ($0.05 of diluted income from discontinued operations per common share), related to the recognition of certain foreign tax benefits associated with the tax attributes of Warner Music Group, which the Company disposed of in 2004.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended June 30, 2017(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$1,030	$—	$49	$(29)	$—	$ 1,050
Home Box Office	546	—	—	(15)	—	531
Warner Bros.	261	(1)	—	(27)	(10)	223
Corporate	(98)	—	—	(30)	—	(128)
Intersegment eliminations	16	—	—	—	—	16

Time Warner	$1,755	$(1)	$49	$(101)	$(10)	$ 1,692

Margin(b)	23.9%	— %	0.7%	(1.4)%	(0.1)%	23.1%

Three Months Ended June 30, 2016(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$1,133	$—	$(2)	$—	$(1)	$ 1,130
Home Box Office	481	—	—	—	—	481
Warner Bros.	217	—	91	—	—	308
Corporate	(93)	(2)	—	—	—	(95)
Intersegment eliminations	22	—	—	—	—	22

Time Warner	$1,760	$(2)	$89	$—	$(1)	$ 1,846

Margin(b)	25.3%	— %	1.3%	—%	— %	26.6%

Please see below for additional information on items affecting comparability.

(a)	Descriptions of the adjustments presented in the table follow the reconciliations of Adjusted EPS to Diluted Income per Common Share from Continuing Operations.
(b)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Six Months Ended June 30, 2017(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$2,217	$—	$55	$(51)	$(1)	$2,220
Home Box Office	1,141	—	—	(27)	—	1,114
Warner Bros.	771	(2)	1	(49)	(10)	711
Corporate	(186)	—	—	(56)	—	(242)
Intersegment eliminations	(35)	—	—	—	—	(35)

Time Warner	$3,908	$(2)	$56	$(183)	$(11)	$3,768

Margin(b)	25.9%	— %	0.4%	(1.2)%	(0.1)%	25.0%

Six Months Ended June 30, 2016(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$2,372	$—	$(2)	$—	$(1)	$2,369
Home Box Office	967	—	—	—	(9)	958
Warner Bros.	643	(1)	91	—	(1)	732
Corporate	(228)	(4)	—	—	(3)	(235)
Intersegment eliminations	18	—	—	—	—	18

Time Warner	$3,772	$(5)	$89	$—	$(14)	$3,842

Margin(b)	26.5%	— %	0.6%	—%	(0.2)%	26.9%

Please see below for additional information on items affecting comparability.

(a)	Descriptions of the adjustments presented in the table follow the reconciliations of Adjusted EPS to Diluted Income per Common Share from Continuing Operations.
(b)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc.

common shareholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Asset impairments	$(1)	$(2)	$(2)	$ (5)
Gain on operating assets, net	49	89	56	89
Costs related to the AT&T merger	(101)	—	(183)	—
Other	(10)	(1)	(11)	(14)

Impact on Operating Income	(63)	86	(140)	70
Investment gains, net	96	47	255	36
Amounts related to the separation or disposition of former Time Warner segments	(2)	(5)	(6)	(9)
Items affecting comparability relating to equity method investments	1	(149)	—	(140)

Pretax impact	32	(21)	109	(43)
Income tax impact of above items	(24)	(57)	15	(53)

Impact of items affecting comparability on income from continuing operations	$8	$(78)	$124	$ (96)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,062	$952	$2,486	$ 2,126
Less Impact of items affecting comparability on income from continuing operations	8	(78)	124	(96)

Adjusted income from continuing operations	$1,054	$1,030	$2,362	$ 2,222

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$1.34	$1.20	$3.15	$ 2.66
Less Impact of items affecting comparability on diluted income per common share from continuing operations	0.01	(0.09)	0.16	(0.12)

Adjusted EPS	$1.33	$1.29	$2.99	$ 2.78

Average diluted common shares outstanding	790.0	795.4	789.7	798.8

Asset Impairments

During the three and six months ended June 30, 2017, the Company recognized miscellaneous asset impairments of $1 million and $2 million, respectively, at the Warner Bros. segment. During the three and six months ended June 30, 2016, the Company recognized miscellaneous asset impairments of $2 million and $4 million, respectively, at Corporate, and, for the six months ended June 30, 2016, $1 million at the Warner Bros. segment.

Gain on Operating Assets, Net

During the three and six months ended June 30, 2017, the Company recognized a $49 million gain on the sale of an Atlanta broadcast television station at the Turner segment. During the six months ended June 30, 2017, the Company also recognized miscellaneous gains of $6 million at the Turner segment and $1 million at the Warner Bros. segment. For the three and six months

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

ended June 30, 2016, the Company recognized $89 million of net gains principally at the Warner Bros. segment related to the gain on the sale of the net assets of Warner Bros.’ Flixster business to Fandango Media, LLC.

Costs related to the AT&T merger

For the three and six months ended June 30, 2017, the Company recognized $101 million and $183 million, respectively, of costs related to the AT&T merger, consisting of $30 million and $56 million, respectively, at Corporate, $29 million and $51 million, respectively, at the Turner segment, $27 million and $49 million, respectively, at the Warner Bros. segment and $15 million and $27 million, respectively, at the Home Box Office segment. For the three and six months ended June 30, 2017, these costs reflected $18 million and $36 million, respectively, of external transaction costs and $83 million and $147 million, respectively, of costs from employee retention programs (as discussed below). For the three and six months ended June 30, 2017, $98 million and $178 million, respectively, of these costs are included in Selling, general and administrative expenses and the remainder in Costs of revenues in the accompanying Consolidated Statement of Operations.

In connection with entering into the Merger Agreement, the Company has granted 5.7 million special retention restricted stock units (“Special Retention RSUs”) as of June 30, 2017, to certain employees of Time Warner and its divisions, including all executive officers of Time Warner. Half of the Special Retention RSUs will vest 25% per year on each of the first four anniversaries of February 15, 2017, and the remaining half will vest 25% per year on each of the first four anniversaries of February 15, 2018. Pursuant to the Special Retention RSU agreements, vesting as a result of retirement is not permitted unless the employee retires after the merger has closed. In addition, the awards do not accelerate automatically following the closing of the merger. Instead, the employee must remain employed following the closing, and the awards will vest only upon the scheduled vesting date or upon termination of employment under certain circumstances, such as termination without cause, for good reason or due to retirement.

In addition, certain employees of Time Warner and its divisions, including executive officers of Time Warner other than the Chairman and CEO, have received or will receive a cash retention award. Half of the award will become payable upon the closing of the merger, and the remaining half will become payable six months thereafter, in both cases, subject to continued employment on the relevant payment date. Payment will also be made upon termination without cause or for good reason.

Other

For the three and six months ended June 30, 2017, Other includes external costs related to mergers, acquisitions or dispositions (other than the AT&T merger) of $10 million and $11 million, respectively, consisting of $10 million at the Warner Bros. segment primarily related to severance costs associated with the shutdown of a business in Latin America and, for the six months ended June 30, 2017, $1 million at the Turner segment. For the three and six months ended June 30, 2016, Other includes external costs related to mergers, acquisitions or dispositions of $1 million and $5 million, respectively, consisting of $1 million at the Turner segment, and, for the six months ended June 30, 2016, $3 million at Corporate and $1 million at the Warner Bros. segment. For the six months ended June 30, 2016, Other also includes $9 million of expenses at the Home Box Office segment related to Home Box Office’s withdrawal from a multiemployer benefit plan. External costs related to mergers, acquisitions or dispositions and the accrued benefit plan withdrawal expenses are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Investment Gains, Net

Investment gains, net are included in Other income (loss), net in the accompanying Consolidated Statement of Operations. The detail of Investment gains, net is shown in the table below (millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sale of interest in Omni Atlanta hotel joint venture	$—	$—	$99	$ —
Gain on CME (a)	—	95	—	95
Fair value adjustments (b)	91	(43)	145	(62)
Gain (loss) on other investments	5	(5)	11	3

Investment gains, net	$96	$47	$255	$ 36

(a)	Related to financing transactions with Central European Media Enterprises Ltd. (“CME”) that were completed in the second quarter of 2016.
(b)	Related to warrants to purchase common stock of CME held by the Company.

Amounts Related to the Separation or Disposition of Former Time Warner Segments

The Company recognized $2 million and $6 million for the three and six months ended June 30, 2017, respectively, and $5 million and $9 million for the three and six months ended June 30, 2016, respectively, of losses related to the disposition of former Time Warner segments, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three and six months ended June 30, 2017, the Company recognized $1 million and $0, respectively, of gains primarily related to its share of net investment gains recorded by equity method investees. For the three and six months ended June 30, 2016, the Company recognized $150 million of losses primarily related to the 2016 financing transactions with CME and $1 million and $10 million of income, respectively, primarily related to net investment gains recorded by equity method investees. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability using the effective tax rate for the item. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the item and the applicable tax jurisdiction for the item. For the six months ended June 30, 2017, the income tax impact includes a $69 million benefit primarily reflecting the reversal of a valuation allowance related to the use of capital loss carryforwards to offset the gains on the Turner segment’s sales of its interest in the joint venture that owns the Omni Atlanta hotel and its Atlanta broadcast television station.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash provided by operations from continuing operations	$995	$1,216	$2,461	$ 1,973
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	8	2	13	10
Add excess tax benefits from equity instruments	—	13	—	40
Less capital expenditures	(104)	(87)	(202)	(162)
Less principal payments on capital leases	(8)	(4)	(11)	(7)

Free Cash Flow	$891	$1,140	$2,261	$ 1,854